CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Evergreen Select Fixed Income Trust

We consent to the use of our reports, dated August 27, 2009, for the Evergreen Adjustable Rate Fund and Evergreen Short Intermediate Bond Fund, each a series of the Evergreen Select Fixed Income Trust, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectuses and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

October 26, 2009